Exhibit 5.1

October 3, 2016

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Re:	Great Plains Energy Incorporated

    Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

I have served as General Counsel and Senior Vice President—Corporate Services to Great Plains Energy Incorporated, a Missouri corporation (the “Company”), in connection with the issuance and sale of 60,490,000 shares (which includes 7,890,000 shares issued and sold pursuant to the underwriters’ option to purchase additional shares) of the Company’s common stock, without par value (the “Shares”), covered by the Company’s Post-Effective Amendment No. 1 to Registration Statement (the “Registration Statement”) on Form S-3 (No. 333-202692), filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 27, 2016 under the Securities Act of 1933, as amended (the “Securities Act”).

The Shares were sold pursuant to an underwriting agreement dated September 27, 2016 (the “Underwriting Agreement”) with Goldman, Sachs & Co., as representative of the underwriters named therein.

In rendering the opinion expressed below, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I am familiar with the Articles of Incorporation, as amended, and the Amended and Restated By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Registration Statement. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons other than the directors and officers of the Company and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

1.    The Shares will be legally issued, fully paid and nonassessable when issued and delivered in accordance with the Underwriting Agreement upon payment of the consideration provided for therein.

I am licensed to practice law in the State of Missouri and the foregoing opinion is limited to the laws of the State of Missouri.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Heather A. Humphrey
Heather A. Humphrey
General Counsel and Senior Vice President—Corporate Services